Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information contact:

David Brunton, Chief Financial Officer
SBE, Inc.
925-355-7700
davidb@sbei.com

SBE, Inc. Announces Third Quarter 2006 Results

SAN RAMON, CA — August 24, 2006—SBE, Inc. (Nasdaq: SBEI), a leading provider of high-performance IP storage solutions serving remote back-up and disaster recovery applications, today reported results for the three-month and nine-month periods ended July 31, 2006.

“We are pleased that our cash conservation efforts are beginning to have positive results. During the quarter just ended we used less than $280,000 of cash compared to $1.1 million in the prior quarter” said Greg Yamamoto, President and Chief Executive Officer of SBE. “We eliminated all non-essential expenses and our employees and Board members continue to be paid a portion of their compensation in our stock. We remain focused on enhancing and expanding our portfolio of IP storage solutions designed to enable highly reliable remote storage, back-up, and disaster recovery for small-to-medium business and large enterprises while continuing to support our customers for our embedded hardware products. We will be demonstrating our new Storage Software Solutions at the upcoming Storage Networking show in Orlando, Florida.”

“We are also encouraged by the continued increase in customer evaluations of our storage software; especially our soon to be released back-up and disaster recovery products,” continued Yamamoto. “We expect to see increased customer adoption as we release these new storage products to market. Currently our customers are in various stages of releasing products that incorporate our storage software and because of revenue delays, we felt it prudent to record a non-cash impairment charge related to our software asset. As the IPSAN market adopts, we have limited visibility into our customer’s actual sales and product release dates and this hampers our ability to accurately forecast future storage solutions sales.”

Net sales for the third quarter ended July 31, 2006 were $1.6 million, compared with $1.7 million for the third quarter of fiscal 2005. Net loss for the third quarter of fiscal 2006 was $7.8 million, or $0.76 per share, basic and diluted, compared to a net loss for the third quarter of fiscal 2005 of $945,000, or $0.17 per share, basic and diluted. The loss for the quarter ended July 31, 2006 includes $7.0 million of non-cash expenses detailed below:

•	$5.5 million of non-cash expense related to an asset impairment write-down of software acquired from PyX Technologies;
•	$1.0 million of non-cash expense primarily related to the quarterly recurring amortization of software acquired from PyX Technologies;
•	$231,000 of stock-based compensation expense resulting from stock issued to employees in lieu of cash salary; and
•
$301,000 of stock-based compensation expense resulting from the company’s required adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payments,” (“SFAS 123R”) at the beginning of the year.

Net sales for the nine months ended July 31, 2006 were $4.8 million, compared with $6.2 million for the same period in 2005. Net loss was $13.6 million, or $1.34 per share, basic and diluted, for the nine months ended July 31, 2006 compared to a net loss of $1.7 million, or $0.32 per share, basic and diluted, for the same period in 2005. The loss for the nine months ended July 31, 2006 includes $10.8 million of non-cash expenses detailed below:

•	$5.5 million of non-cash expense related to an asset impairment write-down of software acquired from PyX Technologies;
•	$3.0 million of non-cash expense primarily related to the recurring amortization of software acquired from PyX Technologies and;
•	$636,000 resulting from the write-off of capitalized development and inventory related to the discontinuance of SBE’s VoIP/DSP product line;
•	$630,000 of stock-based compensation expense resulting from stock issued to employees in lieu of cash salary; and
•	$998,000 of stock-based compensation expense resulting from the company’s required adoption of SFAS 123R at the beginning of the year.

SBE ended the third quarter of fiscal 2006 with a sales backlog for our embedded hardware products of $1.4 million compared to $1.2 million at October 31, 2005 and working capital (current assets less current liabilities) of $2.4 million, compared to $5.5 million at the end of fiscal 2005. No debt existed at either date.

Conference Call Information

SBE will not host a second quarter conference call.

About SBE
SBE designs and provides IP-based storage networking solutions for an extensive range of business critical applications, including back-up and disaster recovery. SBE delivers a portfolio of scalable, standards-based hardware and software products designed to enable optimal performance and rapid deployment across a wide range of next-generation storage systems. Based in San Ramon, California, SBE is a publicly traded company (NASDAQ: SBEI) with products sold worldwide through direct sales, OEMs and system integration partners. More information is available at www.sbei.com.

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This news release contains certain forward-looking statements that involve risks and uncertainties, including statements about market opportunity for new products and the demand for services that may be offered by SBE’s customers. Such statements are only predictions and the company’s actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include, but are not limited to, risks related to the company’s reliance on a small number of OEM customers, rapidly changing product requirements, the introduction of new products, market acceptance of the company’s products, and reliance on strategic partners. These factors and others are more fully discussed in the documents the company files from time to time with the Securities and Exchange Commission, particularly, the company's most recent Form 10-K and Form 10-Q.

SBE and the SBE logo are registered trademarks of SBE, Inc. All other brand or product names are trademarks or registered trademarks of their respective holders.

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SBE, INC.

CONDENSED STATEMENTS OF OPERATIONS
for the three and nine months ended July 31, 2006 and 2005
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	July 31,		July 31,
	2005	2006	2005	2006

Net sales	$1,552	$1,720	$4,768	$6,241

Operating expenses:
Amortization of acquired software	6,518	5	8,564	25
Cost of hardware and other
revenue	1,044	1,067	3,123	3,353
Product research and development	815	626	3,164	1,672
Sales and marketing	473	520	1,747	1,646
General and administrative	552	446	1,801	1,241

Total operating expenses	9,402	2,664	18,399	7,937

Operating loss	(7,850)	(944)	(13,631)	(1,696)
Interest and other income (expense)	9	(1)	38	(3)

Loss before income taxes	(7,641)	(945)	(13,593)	(1,699)
Income tax provision	1	-	7	5

Net loss	$(7,842)	$(945)	$(13,600)	$(1,704)

Basic and diluted loss per share	$(0.76)	$(0.17)	$(1.34)	$(0.32)

Basic and diluted -- shares used
in per share computations	10,386	5,477	10,135	5,276

SBE, INC.

BALANCE SHEETS
(In thousands)
(Unaudited)

	July 31,	October 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$1,362	$3,632
Trade accounts receivable, net	1,055	1,555
Inventories	973	1,283
Other	304	293
Total current assets	3,694	6,763

Property, plant and equipment, net	560	563
Capitalized software costs, net	2,645	11,425
Other	54	82
Total assets	$6,953	$18,833

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$560	$743
Deferred revenue	376	138
Other accrued expenses	315	362
Total current liabilities	1,251	1,243

Other long-term liabilities	277	241
Total liabilities	1,528	1,484

Stockholders' equity:
Common stock	34,705	35,432
Deferred compensation	-	(2,402)
Accumulated deficit	(29,280)	(15,681)
Total stockholders' equity	5,425	17,349
Total liabilities and stockholders' equity	$6,953	18,833